Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated June 29, 2009
Relating to Preliminary Prospectus dated June 29, 2009
Registration Statement No. 333-153768
ENCORE ENERGY PARTNERS LP
Pricing Term Sheet and Related Matters
8,200,000 Common Units Representing Limited Partner Interests

Issuer:	Encore Energy Partners LP

Symbol:	New York Stock Exchange: ENP

Common Units Offered:	8,200,000 common units representing limited partner interests

Option to Purchase Additional Common Units:	Up to 1,230,000 common units representing limited partner interests (30 days)

Price to Public:	$14.30 per common unit

Proceeds, Net of Underwriting Discounts and Commissions and Offering Expenses:	$112.2 million (excluding option to purchase additional common units) or $129.1 million (including full exercise of option to purchase additional common units)

Trade Date:	June 29, 2009

Closing Date:	July 6, 2009

CUSIP:	29257A 106

Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC Wachovia Capital Markets, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities Inc. Raymond James & Associates, Inc. RBC Capital Markets Corporation
Prior to purchasing the common units being offered pursuant to the preliminary prospectus supplement, on June 29, 2009, Barclays Capital Inc. purchased, on behalf of the syndicate, 451,100 common units at an average price of $14.52999 per unit in stabilizing transactions.
Encore Energy Partners LP has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents Encore Energy Partners LP has filed with the SEC for more complete information about Encore Energy Partners LP and this offering. You may get these documents for free by visiting IDEA on the SEC Web site at http://www.sec.gov.
A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from the following addresses: Barclays Capital, c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, (888) 603-5847, Email: Barclaysprospectus@broadridge.com; Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, (866) 500-5408; UBS Investment Bank, Attn: Prospectus Dept., 299 Park Avenue, New York, NY 10171, (888) 827-7275; Wachovia Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152, (800) 326-5897, Email: equity.syndicate@wachovia.com.